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                                                                    NEWS RELEASE
[CHESAPEAKE LETTERHEAD]



FOR IMMEDIATE RELEASE
OCTOBER 2, 2001

                                    CONTACTS:
MARC ROWLAND                                                      TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT                                   SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER                                CORPORATE DEVELOPMENT
(405) 879-9232                                                    (405) 879-9257
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                 CHESAPEAKE ENERGY CORPORATION ANNOUNCES SALE OF
              CANADIAN SUBSIDIARY, CONFIRMATION OF HEDGE POSITIONS
                      AND $50 MILLION STOCK BUYBACK PROGRAM

OKLAHOMA CITY, OKLAHOMA, OCTOBER 2, 2001 - Chesapeake Energy Corporation (NYSE:
CHK) today announced that it has recently closed on a sale of its Canadian subsidiary to a large Canadian energy producer for approximately $150 million. Included in the sale were proved reserves of approximately 175 bcfe of natural gas (77% proved developed producing) and associated acreage and facilities in the Helmet area of northeastern British Columbia. Chesapeake expects to record a pre-tax gain of approximately $35 million in the fourth quarter of 2001 as a result of the transaction. The company will use the sale proceeds to reduce its bank debt, which presently stands at approximately $165 million under a $225 million facility.

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "Although we have enjoyed a profitable four-year presence in Canada, we have elected to sell our Canadian assets because they are presently valued at levels near Mid-Continent gas assets yet yield a much lower gas price and therefore significantly less cash flow per mcfe of production. All reserves are not created equal and we feel that at the present time owning Mid-Continent reserves creates far more value than owning Canadian reserves. In addition to reducing debt, this sale will help us continue strengthening our position in the Mid-Continent, where Chesapeake is the second largest gas producer and has the largest acreage and 3-D seismic position."

Providing further information on its risk management program, Chesapeake also confirmed that except for positions that have matured according to their terms, the company has not lifted any of its forward oil and gas risk management positions. To date in 2001, Chesapeake has realized gains of approximately $42 million from settling matured


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positions. As of September 28, 2001, its remaining positions covering 42 bcfe in
2001, 145 bcfe in 2002 and 88 bcfe in 2003 have a mark-to-market value of approximately $240 million. The company may lift some or all of these open positions in the future as market conditions warrant.

In addition, Chesapeake announced that its board of directors has authorized the repurchase of up to $50 million of its common stock, subject to receiving formal approval from its bank lending group. The stock repurchases may be made in the open market or through privately negotiated transactions. The company's repurchase program may be commenced, suspended, or terminated at any time without notice.


The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including those discussed under Risk Factors in the report filed on Form 10-Q for the quarter ended June 30, 2001.

Chesapeake Energy Corporation is among the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.